EXHIBIT 10.30

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Employment Agreement”) dated as of November 12, 2007 (the “Effective Date”), among RathGibson, Inc. (the “Company”) and its affiliated companies, RGCH Holdings Corp. (“Holdings”) and RG Tube Holdings LLC (the “LLC”), and Timothy L. Thomsen (the “Executive”) (together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of the Executive’s employment with the Company.

Accordingly, the Parties agree as follows:

1.

Employment and Acceptance.  The Company, Holdings and the LLC shall employ the Executive, and the Executive shall accept employment, subject to the terms of this Agreement, on the Effective Date.

2.

Term.  Subject to earlier termination pursuant to Section 5 of this Agreement, the employment relationship hereunder shall continue from the Effective Date until August 11, 2009 (the “Initial Term”) and shall extend for successive one (1) year terms thereafter, unless any Party shall have given ninety (90) days written notice to the other, prior to the expiration of the Initial Term or extended term, that it does not wish to extend the Term.  As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 2 or Section 5.  In the event that the Executive’s employment terminates, the Company’s obligation to continue to pay all Base Salary (defined below in Section 4.1), as adjusted, Bonus (defined below in Section 4.2), and other benefits then accrued shall terminate except as may be provided for in Section 6 of this Agreement.

3.

Duties and Title.

3.1

Title.  The Executive shall serve in the capacity of Vice President Global Sourcing, and shall report to the Chief Executive Officer of the Company.

3.2

Duties.  The Executive will perform such executive duties customarily performed by the Vice President Global Sourcing of a company in similar lines of business as the Company, including such duties as may be assigned to the Executive by the Board of Directors of the LLC (the “Board”) or the Chief Executive Officer of the Company or their respective designees.  The Executive will devote all his full business time and attention to the performance of such duties and to the promotion of the business and interests of the Company, Holdings, the LLC, and their subsidiaries.  This Section 3.2, however, shall not prevent the Executive, during the Term, from serving as a member of the board of directors of civic and charitable organizations, provided that such membership does not materially interfere with the Executive’s performance of his duties under this Agreement or conflict with Section 7.3 of this Agreement.

4.

Compensation and Benefits by the Company.  As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1

Base Salary.  The Company will pay to the Executive an annual base salary of $275,000 payable in accordance with the customary payroll practices of the Company (“Base Salary”), less applicable withholdings for federal, state, and local taxes.  The Board will review annually the Executive’s Base Salary for upward adjustment.

4.2

Bonus.  The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with the Company’s 2009 fiscal year (i.e., commencing February 1, 2008).  The Bonus for the 2009 fiscal year shall include a minimum of $100,000 which shall be payable in two equal installments on each of June 15, 2008 and December 31, 2008, subject to the Executive’s continued employment through such dates.  The Bonus shall be based upon achievement of key performance goals mutually agreed upon between the Executive and the Company’s Chief Executive Officer, with a maximum Bonus equal to 50% of Base Salary.  Except as provided above for the 2009 fiscal year minimum amount, Bonus amounts shall be paid at the same time as paid to other senior executives of the Company, generally within 75 days of the end of the fiscal year to which the bonus relates.  All Bonus amounts shall be reduced for applicable federal, state and local taxes.

4.3

Signing Bonus.  The Executive shall receive a one-time signing bonus of $50,000, less applicable withholdings for federal, state, and local taxes, which will be paid to him in the first paycheck he receives from the Company.

4.4

Relocation.  The Company shall reimburse the Executive (on a tax neutral grossed up basis) for expenses reasonably incurred by the Executive in connection with the Executive’s relocation to the Chicago, IL area, including, (a) costs associated with up to two “house hunting” trips for the Executive and his family, (b) all costs associated with the selling of the Executive’s existing home, (c) closing costs associated with the purchase of a new home, (d) costs associated with the packing, unpacking and moving of household goods, (e) travel expenses from Dallas to the Executive’s work location through the completion of the Executive’s and his family’s relocation, and (e) reasonable costs incurred by the Executive for temporary living arrangements in the Chicago, IL area, through March 31, 2008.

4.5

Participation in Employee Benefit Plans.  The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, pursuant to the terms of such plans.  Notwithstanding the foregoing, the Executive shall not, at any time, receive any personal loans from the Company pursuant to any benefit plan or otherwise.

4.6

Vacation.  The Executive shall be entitled to three (3) weeks of paid vacation each fiscal year of the Company.  The carry-over of vacation days shall be in accordance with the vacation policy of the Company.  The Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 6.2 below.

4.7

Expense Reimbursement.  The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

5.

Termination of Employment.

5.1

Death.  The Executive’s employment hereunder shall terminate immediately upon his death.

5.2

Disability.  The Company may immediately terminate the Executive’s employment due to his “Disability.”  For purposes of this Agreement, “Disability” shall mean a good faith determination by the Board in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any twelve (12) month period.

5.3

By the Company for Cause.  The Company may immediately terminate the Executive’s employment, for “Cause” (as defined below), by action of the Board, upon written notice by the Board to the Executive identifying the act or acts constituting Cause.  For purposes of this Agreement, “Cause” means: (i) the Executive’s willful and continued failure (other than as a result of incapacity due to mental or physical impairment) to substantially perform his duties hereunder, which is not remedied within ten (10) days after receipt of written notice from the Board specifying such failure; (ii) the Executive’s failure to carry out, or comply with, any lawful and reasonable directive of the Board or the Chief Executive Officer of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure; (iii) the Executive’s conviction of or plea of nolo contendre to any felony or other crime involving moral turpitude; (iv) the Executive’s knowing unlawful use or possession of illegal drugs; or (v) the Executive’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company, Holdings, the LLC, or any of their subsidiaries.

5.4

By the Company without Cause.  The Company may immediately terminate the Executive’s employment without Cause at any time without prior notice.

5.5

By the Executive.  The Executive may terminate his employment hereunder at any time, with or without “Good Reason” (as defined below), upon thirty (30) days prior written notice to the Company.  The Executive’s employment shall terminate as of thirty (30) days from the date notice is given, unless, with respect to a notice regarding a termination based on Good Reason, the Company corrects the circumstances constituting Good Reason within such thirty (30) day period.  For purposes of this Agreement, “Good Reason” means, without the Executive’s consent, (i) a reduction in Base Salary or (ii) a material adverse reduction in the Executive’s employee benefits; provided, however, that Good Reason shall not include acts which are cured by the Company within thirty (30) days following the Company’s receipt of written notice from the Executive of the existence of circumstances constituting Good Reason.  Any notice of termination for Good Reason must be given within thirty (30) days following the Executive’s learning of circumstances constituting Good Reason.

5.6

Removal from any Boards and Position.  If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or any other board to which he has been appointed or nominated by or on behalf of the Company, Holdings or the LLC or any of their subsidiaries and (ii) from any position with the Company, Holdings, the LLC, or any of their subsidiaries, including, but not limited to, an officer of the Company.

6.

Obligations upon Termination.

6.1

By the Company for Cause or by the Executive Without Good Reason or Due to Death or Disability.  If (i) the Executive’s employment with the Company terminates due to his death; (ii) the Company terminates the Executive’s employment with the Company for Cause; (iii) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability; or (iv) the Executive terminates his employment with the Company without Good Reason, the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a)

the Executive’s accrued but unpaid Base Salary and benefits set forth in Section 4.5, if any, to the date of termination; and

(b)

expenses reimbursable under Section 4.7 incurred but not yet reimbursed to the Executive to the date of termination ((a) and (b) collectively, the “Accrued Benefits”).

6.2

By the Company Without Cause or By the Executive for Good Reason.  If the Company terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive the following, upon execution without revocation of a valid general release of all claims against the Company, Holdings, the LLC, and other affiliates, substantially in the form attached hereto as Exhibit A:

(a)

the Accrued Benefits;

(b)

the Executive’s accrued but unpaid vacation, if any, to the date of termination;

(c)

continued Base Salary for twelve(12) months after the date of termination, payable in monthly installments; and

(d)

continued coverage under the Company’s medical and dental plans for twelve (12) months after the date of termination; provided, that the Company may provide such coverage through reimbursement of the cost of continuation of group health coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, to the extent the Executive is eligible and subject to the terms of the plan and the law.

(e)

the unpaid remaining balance of the fiscal 2009 minimum bonus set forth in section 4.1, if any, subject to the Executive having completed his relocation to the Chicago, IL area.

6.3

Election Not to Extend the Term.  In the event that any Party elects not to extend the Term pursuant to Section 2 of this Agreement, unless the Executive’s employment with the Company is earlier terminated pursuant to Section 5 of this Agreement, the Executive’s termination of employment hereunder (whether or not the Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled date on which the extension begins, and the Executive shall be entitled to receive the Accrued Benefits.

6.4

Nondisparagement.  Except in connection with any legal dispute between the Parties or an order of a court or governmental agency with jurisdiction, the Executive shall not at any time (whether during or after the Term) publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning the Company, Holdings, the LLC, their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, and the Company, Holdings, and the LLC, shall not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive and shall instruct their respective present members, partners, directors, and officers to not at any time publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

7.

Restrictions and Obligations of the Executive.

7.1

Confidentiality.  i)  During the course of the Executive’s employment by the Company (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential and proprietary information relating to the Company, Holdings, the LLC, and their subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists; databases; competitive strategies; computer programs, frameworks, or models; marketing programs; sales, financial, marketing, training and technical information; product development (and proprietary product data); and any other information, whether communicated orally, electronically, in writing or in other tangible forms, concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, and know-how; obtaining and developing the goodwill of their customers; their other external relationships; their data systems and data bases; and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties.  The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company, Holdings or the LLC (prior to and during the Term) and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)

All files, records, documents, drawings, specifications, data, computer programs, intangible property (including but not limited to trade names, registered and unregistered trademarks and service marks, brand names, patents, and copyrights) and similar items relating thereto or to the business carried on by the Company, Holdings, the LLC, and their subsidiaries, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company, Holdings, the LLC, and their subsidiaries, whether prepared by the Executive or otherwise, coming into the Executive’s possession, shall remain the exclusive property of the Company, Holdings, the LLC, and their subsidiaries, and the Executive shall not remove any such items from their premises, except in furtherance of the Executive’s duties under this Agreement.

(c)

It is understood that while employed by the Company, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment with the Company (prior to and during the Term).  At the Company’s request and expense, the Executive will assist the Company, Holdings, the LLC, and their subsidiaries during the Term and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)

As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7.2

Non-Solicitation or Hire.  During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly (a) solicit or attempt to solicit or induce, directly or indirectly, any party who is a customer or client of the Company, Holdings, the LLC, or any of their subsidiaries, or who was a customer or client of the Company, Holdings, the LLC, or any of their subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company, Holdings, the LLC, or any of their subsidiaries. (b) interfere with or attempt to interfere with any business relationships (whether formed before, during, or after the Term) of the Company, Holdings, the LLC, or any of their subsidiaries with their suppliers, or (c) hire or solicit or attempt to hire or solicit or induce, directly or indirectly, any employee of the Company, Holdings, the LLC, or any of their subsidiaries or any person, who was an employee of the Company, Holdings, the LLC, or any of their subsidiaries during the six (6) month period immediately prior to the date the Executive’s employment hereunder terminates, to terminate such employee’s employment relationship with the Company, Holdings, the LLC, or any of their subsidiaries in order to enter into a similar relationship with the Executive, or any other person or entity; provided however, that advertising for employment in any online careers website, newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees shall not constitute a breach of this Section 7.2.

7.3

Non-Competition.  During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not, whether individually as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company, Holdings, the LLC, or any of their subsidiaries (x) on the date of the Executive’s termination of employment (including, without limitation, any business which the Company, Holdings, the LLC, or any of their subsidiaries has specific plans to conduct in the future and as to which the Executive is aware) or (y) within twelve (12) months prior to the Executive’s termination of employment with the Company in the geographic locations where the Company, Holdings, the LLC, or any of their subsidiaries engages or proposes to engage in such business (the “Competitive Business”).  Notwithstanding the foregoing, the Executive may, directly or indirectly own, solely as an investment, securities of any firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not directly or indirectly own 5% or more of any class of securities of such entity.

7.4

Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment (prior to and during the Term) are the sole property of the Company, Holdings, the LLC, or any of their subsidiaries (“Company Property”).  During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, Holdings, the LLC, or any of their subsidiaries, copies of any record, file, memorandum, document, or equipment, or any other item relating to the business of the Company, Holdings, the LLC, or any of their subsidiaries, except in furtherance of his duties under the Agreement.  When the Executive’s employment terminates, or upon request of the

Company at any time, the Executive shall promptly deliver to the Company all Company Property in his possession or control.

8.

Remedies; Specific Performance.  The Parties acknowledge and agree that the Executive’s breach or threatened or attempted breach of any of the covenants or restrictions set forth in Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including but not limited to, specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties’ remedies for any breach by the Executive of any covenants or restrictions set forth in Section 7, in the event of such breach, (i) the Executive shall not be entitled to any payments set forth in Section 6 hereof, except as required by law, and (ii) the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 6.

9.

Other Provisions.

9.1

Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)

If to the Company, to:

RathGibson, Inc.

2505 Foster Avenue

P.O. Box 389

Janesville, WI 53547-0389

Attention:  Chief Executive Officer

Telephone:  (800) 468-9459

Fax:  (608) 754-0605

(b)

If to the Executive, to the Executive’s home address reflected in the Company’s records.

9.2

Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3

Representations and Warranties by the Executive.  The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4

Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5

Governing Law, Dispute Resolution and Venue.

(a)

This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed entirely within that State, without regard to conflicts of laws principles.

(b)

The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the Parties agree to the waiver of a jury trial.

9.6

Assignment.  This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company, Holdings or the LLC to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company, Holdings or the LLC.  Upon such assignment, the rights and obligations of the Company, Holdings or the LLC hereunder shall become the rights and obligations of such affiliate or successor person or entity; provided that, in the event such affiliate person or entity is unable to satisfy the obligations owed to the Executive under this Agreement, the Company shall remain liable for such obligations.

9.7

Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.8

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.9

Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.10

Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.  The Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.11

Judicial Modification.  If any court determines that any of the covenants in Section 7, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.12

Tax Withholding.  The Company is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

9.13

Conformance with Code Section 409A.  The Parties hereto agree to negotiate in good faith should any amendment to the Agreement be required in order to comply with Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Timothy L. Thomsen

Name:

Timothy L. Thomsen

RATHGIBSON, INC.

By: /s/ Harley B. Kaplan

Name:  Harley B. Kaplan

Title:    President & CEO

RGCH HOLDINGS CORP.

By: /s/ Harley B. Kaplan

Name:  Harley B. Kaplan

Title:    President & CEO

RG TUBE HOLDINGS LLC

By: /s/ Harley B. Kaplan

Name:  Harley B. Kaplan

Title:    President & CEO

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

RathGibson, Inc. (the “Company”) and its affiliated companies, RGCH Holdings Corp. (“Holdings”) and RG Tube Holdings LLC (the “LLC”), and Timothy L. Thomsen (the “Executive”) (together, the “Parties”) entered into an employment agreement, effective November 12, 2007 (the “Employment Agreement”).  The Parties hereby agree that this Separation Agreement and General Release (the “Agreement”) sets forth their complete agreement and understanding regarding the termination of the Executive’s employment with the Company.

1.

Separation Date.  The Executive’s employment with the Company will terminate effective [_______________] (the “Separation Date”).  The Executive agrees to return all property belonging to the Company, Holdings, the LLC, and any of their subsidiaries no later than the Separation Date.  Except as specifically provided below, the Executive shall not be entitled to receive any benefits of employment following the Separation Date.

2.

Consideration of the Company.  In consideration for the releases and covenants by the Executive in this Agreement, the Company will provide the Executive with the following:  [insert consideration as set forth in the Employment Agreement]

3.

Executive Release of Rights.  The Executive (defined for the purpose of this Paragraph 3 as the Executive and the Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) irrevocably, fully, and unconditionally releases the Released Parties (defined as the Company, Holdings, the LLC, and each of their affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and any of their past or present employees, officers, agents, insurers, attorneys, administrators, officials, directors, shareholders, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans) from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, arising or that may have arisen out of or in connection with the Executive’s employment with or termination of employment from the Company, from the beginning of time to the date hereof, including but not limited to claims, actions or liability under:  (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights law, or the Administrative Code of the City of New York, all as amended; (2) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment, and (3) the common law relating to employment contracts, wrongful discharge. defamation, or any other matter.

4.

Waiver of Reinstatement.  The Executive waives any reinstatement or future employment with the Company, Holdings or the LLC and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, re-employed, or reinstated by the Company, Holdings, the LLC, or any of its affiliated companies or corporations.

5.

No Encouragement of Claims.  The Executive agrees not to encourage or assist any person who files a lawsuit, charge, claim or complaint against the Released Parties unless the Executive is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

6.

Cooperation of the Executive.  The Executive agrees to cooperate with the Company, Holdings, the LLC, or any of their subsidiaries in any reasonable manner as the Company, Holdings, the LLC, or any of their subsidiaries may request, including but not limited to furnishing information to and otherwise consulting with the Company; and assisting the Company in any litigation or potential litigation or other legal matters, including but not limited to meeting with and fully answering the questions of the Company or its representatives or agents, and testifying and preparing to testify at any deposition or trial.  The Company agrees to reimburse the Executive for any reasonable out of pocket expenses incurred as a result of such cooperation.

7.

Non-admission/Inadmissibility.  This Agreement does not constitute an admission by the Company, Holdings, the LLC, or any of their subsidiaries that any action it took with respect to the Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on the Executive, and the Company, Holdings, the LLC, and their subsidiaries specifically deny any such wrongdoing or violation.  This Agreement is entered into solely to resolve fully all matters related to or arising out of the Executive’s employment with and termination from the Company, and its execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

8.

Severability.  The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions.

9.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of New York, without regard to its principles of conflicts of laws.

10.

Scope of Agreement.  The Executive understands that he remains bound to those provisions in the Employment Agreement, which survive the termination of the Executive’s employment, including but not limited to, those provisions in Section7 of the Employment Agreement.  Except as specifically set forth in such provisions, this Agreement contains the entire agreement and understanding between the Executive and the Company concerning the matters described herein, and supersedes all prior agreements, discussions, negotiations, understandings and proposals of the Parties.  The terms of this Agreement cannot be changed except in a subsequent document signed by both Parties.

11.

Revocation Period.  The Executive has the right to revoke this Agreement for up to seven (7) days after he signs it.  In order to revoke this Agreement, the Executive must sign and send a written notice of the decision to do so, addressed to [name] at [insert title, and address], and that written notice must be received by the Company no later than the eighth (8th) day after the Executive signed this Agreement.  If the Executive revokes this Agreement, the Executive will not be entitled to any of the consideration from the Company described in paragraph 2 above, except to the extent required by law.

12.

Voluntary Execution of Agreement.  The Executive acknowledges that:

a.

the Executive has carefully read this Agreement and fully understands its meaning;

b.

the Executive had the opportunity to take up to twenty one (21) days after receiving this Agreement to decide whether to sign it;

c.

the Executive understands that the Company is hereby advising him, in writing, to consult with an attorney before signing it;

d.

the Executive is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; and

e.

everything the Executive is receiving for signing this Agreement is described in the Agreement itself or in his Employment Agreement, and no other promises or representations have been made to cause the Executive to sign it.

13.

Nondisclosure.  The Executive shall not disclose the contents or substance of this Agreement to any third parties, other than the Executive’s attorneys, accountants, or as required by law and shall instruct each of the foregoing not to disclose the same.

EXECUTIVE

____________________________________

Name:

RATHGIBSON, INC.

By:

Name:

Title:

RGCH HOLDINGS CORP.

By:

Name:

Title:

RG TUBE HOLDINGS LLC

By:

Name:

Title:

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